UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2016

GI DYNAMICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-55195	84-1621425
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Hartwell Avenue

Lexington, MA 02421

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (781) 357-3300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On May 9, 2016, the Company issued a press release announcing the appointment of Brian Callahan as the Company’s Chief Compliance Officer and Executive Vice President Clinical, Regulatory and Quality, effective as of May 9, 2016 (the “Commencement Date”). A copy of the press release announcing Mr. Callahan’s appointment is attached hereto as Exhibit 99.1.

Mr. Callahan, 49, founded and has served as president of EEC & Associates, a global compliance consulting company providing clinical, regulatory, and quality services to domestic and international life science companies since 2002. Mr. Callahan was the former executive vice president of clinical, quality, and regulatory affairs at Histogenics Corporation (HSGX) from April 2010 to September 2012 and was instrumental in raising $49 million while working with the FDA to restart the pivotal phase III study for NeoCart. Prior to that, Mr. Callahan held positions of increasing responsibility at C.R. Bard, Inc., Johnson & Johnson, Covidien plc, and Quintiles Inc.

Mr. Callahan holds a Bachelor of Science degree from Fitchburg State University.

Under the terms of Mr. Callahan’s Offer Letter Agreement, upon the Commencement Date, Mr. Callahan will be granted options to purchase 95,106 shares of the Company’s common stock (the “Options”). The Options will be exercisable at a price equal to the closing price on the Commencement Date and will vest as to 25% of the shares on the first anniversary of the Commencement Date, and equally over each successive quarter thereafter for three years, provided that he remains an employee or consultant of the Company on the vesting dates. Upon the Commencement Date, the Company will also grant Mr. Callahan performance stock units (“IDE PSUs”) equal to 47,553 shares of the Company’s common stock. The shares subject to the IDE PSUs will be issued to Mr. Callahan according to a certain performance target as detailed in the Offer Letter Agreement. Upon the Commencement Date, the Company will also grant Mr. Callahan additional performance stock units (“PMA PSUs”) equal to 95,106 shares of the Company’s common stock. The shares subject to the PMA PSUs will be issued to Mr. Callahan according to a certain performance target as detailed in the Offer Letter Agreement. One quarter of the PMA PSUs will lapse if they have not vested by June 30, 2019, an additional one quarter of the PMA PSUs will lapse if they have not vested by June 30, 2020, and the remainder of the PMA PSUs will lapse if they have not vested by June 30, 2021.

The Offer Letter Agreement provides that if Mr. Callahan’s employment with the Company is terminated by the Company without Cause (as defined in the Offer Letter Agreement) or by Mr. Callahan for Good Reason (as defined in the Offer Letter Agreement), subject to his execution of a release of claims agreement acceptable to the Company, he will be entitled to continuation of salary for up to 12 months, and payment of health insurance premiums necessary to continue health insurance coverage under COBRA for up to 12 months.

In addition, if a Change of Control (as defined in the Offer Letter Agreement) takes place, upon the consummation of such Change of Control, 100% of Mr. Callahan’s unvested Options, IDE PSUs and PMA PSUs shall vest and become immediately exercisable.

As a condition of employment, Mr. Callahan has entered into a non-competition/non-solicitation agreement pursuant to which he has agreed not to compete with the Company for a period of 12 months after the termination of his employment or to solicit customers or employees of the Company for a period of 18 months after the termination of his employment.

There are no family relationships between Mr. Callahan and any director or executive officer of the Company that are required to be disclosed pursuant to Item 401(d) of Regulation S-K. There are no related party transactions involving the Company that are required to be disclosed pursuant to Item 404(a) of Regulation S-K related to Mr. Callahan.

The foregoing is a summary description of the terms and conditions of the Offer Letter Agreement and is qualified in its entirety by reference to the Offer Letter Agreement.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

See Exhibit Index attached hereto, which is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GI DYNAMICS, INC.

Dated: May 11, 2016	/s/ Robert Solomon
Robert Solomon
Vice President, Finance

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of GI Dynamics, Inc. dated May 10, 2016 AEST